UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                     Advance ParadigM, Inc.
                     ----------------------
                        (Name of issuer)

                  Common Stock, $.01 par value
                  ----------------------------
                 (Title of class of securities)

                           007491 10 3
                           -----------
                         (CUSIP number)






















                 (Continued on following pages)
CUSIP NO.

007491 10 3
-----------
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1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Assicurazioni Generali S.p.A. (United Kingdom Branch)
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2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)
                                                       ----------
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3.   SEC Use Only


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4.   Citizenship or Place of Organization

          United Kingdom

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Number of                          5    Sole Voting Power
Shares                                      442,000
Beneficially                            -------------------
Owned by                           6    Shared Voting Power
Each
Reporting                               -------------------
Person                             7    Sole Dispositive Power
Power                                       442,000
With                                    -------------------
                                   8    Shared Dispositive
                                        --------------------

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          442,000
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10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares

-----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          5.7%
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12.  Type of Reporting Person

          OO
Item 1(a).     NAME OF ISSUER:

          Advance ParadigM, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          545 E. John Carpenter Freeway, Suite 1900, Irving, TX
75062

Item 2(a).     NAME OF PERSON FILING:

          Assicurazioni Generali S.p.A.

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
               RESIDENCE:

          117 Fenchurch Street, London, EC3M 5DY, United Kingdom

Item 2(c).     CITIZENSHIP:

          United Kingdom

Item 2(d).     TITLE OF CLASS OF SECURITIES:

          Common Stock

Item 2(e):     CUSIP NUMBER:

          007491 10 3

Item 3:   REPORTING PERSON:

          Not Applicable

Item 4.   OWNERSHIP:

          See responses to Items 5-11 on page 2 above.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:

          Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable

Item 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10.  CERTIFICATION:

          Not Applicable


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 1997             ASSICURAZIONI GENERALI S.P.A.




                                 By: /s/J. C. STAPLEHURST
                                    ----------------------------
                                 Name:  J. C. Staplehurst
                                        -------------------------
                                 Title:  Head of Finance
                                            (U.K. Branch)
                                          -----------------------